FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS SECOND QUARTER RESULTS

UPDATES GUIDANCE FOR 2005

New York, New York, August 9, 2005 Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported second quarter 2005 results.

Second Quarter 2005 Compared to Second Quarter 2004:

  Net sales increased 31% to $61.3 million from $46.7 million. At comparable foreign currency exchange rates, second quarter net sales were 28% ahead of last year's second quarter;
  Gross margin rose to 56% of net sales, as compared to last year's 51%; the increase is primarily due to the continued growth in higher margin prestige product sales;
  S, G & A as a percentage of sales rose to 45% from 36% for the corresponding period of the prior year; and,
  Net income declined 6% to $3.2 million or $0.16 per diluted share from $3.4 million or $0.17 per diluted share.

Net sales for the six months ended June 30, 2005 increased 26% to $132.4 million from $105.1 million in the first half of 2004; in constant dollars, net sales were up 24% for the period. Net income for the first half of this year was $7.6 million or $0.37 per diluted share as compared to $8.2 million or $0.40 per diluted share in the first half of 2004.

Jean Madar, Chairman & CEO, stated, "Prestige product sales, which represented 88% of net sales, increased 44% over last year's second quarter, while mass market sales declined 19%. As we reported last month, much of our top line growth is due to Burberry fragrances. The balance is due to the inclusion and strong performance of Lanvin fragrances, our latest Paul Smith and Celine fragrances which were launched in the third quarter 2004 and second quarter 2005, respectively, and higher sales of Nickel products, particularly in Europe. "

He went on to say, "As expected, the impact of the higher Burberry royalty rate and marketing expenses that went into effect in July 2004 and January 2005, respectively, were responsible for the decline in profitability. Company-wide royalty expense aggregated $7.1 million and $14.8 million for the current second quarter and first half, respectively, compared to $2.6 million and $6.0 million in the same periods of 2004. Similarly, promotion and advertising totaled $7.9 million and $19.0 million for the 2005 second quarter and first half, respectively, as compared to $5.7 million and $10.3 million, for the respective periods in 2004. We are very pleased that increased gross margins mitigated much of these increased expenses."

Discussing the recently signed agreement with Gap Inc. under which Inter Parfums will develop, produce, manufacture and distribute personal care and home fragrance products under the Gap and Banana Republic brand names to Gap and Banana Republic retail stores in the United States and Canada, Mr. Madar noted, "We have established a dedicated operating unit and have begun staffing it. Eventually, this unit will employ between 15 to 25 people. We are also engaging a third party design and marketing firm to work with us on concept and formulations. As this is an important new dimension to our business, we intend to devote the resources, human, financial and creative, that may be required to make these programs successful."

As previously reported, we have budgeted between $1.5 million and $2.5 million in Gap-related start-up expenses for the second half of 2005. The short-term impact of these expenses on our profitability is, we believe, a small price to pay for this potentially exceptional long-term growth opportunity. Also as previously reported, our schedule calls for the initial collections of personal care products to be in North American Banana Republic stores in the fall of 2006 and in Gap stores the following year, and for new merchandise to be added as our relationship ensues. One of the many aspects of this agreement that has special appeal is that Gap is responsible for in-store sales, advertising and marketing. This is quite different from our licensed prestige brands. We hope to have more to report on these programs before year-end."

Russell Greenberg, Executive Vice President & CFO noted, "We have adjusted our 2005 sales and earnings guidance to factor in the aforementioned Gap-related expenses, plus the weakness in the dollar relative to other currencies, primarily to the euro. As we reported in May, our $280 million 2005 sales projection assumed the dollar remained at current levels, which has not been the case. Purely on the basis of currency translation, assuming the dollar remains at current levels, our 2005 sales are now expected to come in at approximately $274 million, which represents a nearly 17% increase over 2004 sales. Our revised net income guidance is $14.6 million or $0.71 per diluted share."

Quarterly Dividend

The Company's regular quarterly cash dividend of $0.04 per share will be payable on October 14, 2005 to shareholders of record on September 30, 2005.

Conference Call

The management of Inter Parfums will host a conference call at 11:00 am EDT on Wednesday, August 10, 2005, to discuss second quarter results and other recent developments. Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site. We suggest listeners use Microsoft Explorer as their browser.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers, governmental regulation and possible liability for improper comparative advertising or "Trade Dress". In addition and with respect to our recently reported agreement with Gap, Inc., such factors include approval of new products by Gap and sales and marketing efforts of Gap. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin. The Company also has controlling interest in Nickel S.A., a men's skin care company. In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com www.theequitygroup.com

(See Accompaning Tables)

Inter Parfums, Inc. CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$ 61,343	$ 46,733	$ 132,430	$ 105,125

Cost of sales	26,748	23,051	57,258	52,719

Gross margin	34,595	23,682	75,172	52,406

Selling, general and administrative	27,598	16,790	59,162	35,382

Income from operations	6,997	6,892	16,010	17,024

Other expenses (income):
Interest expense	384	107	599	209
(Gain) loss on foreign currency	(75)	(9)	4	483
Interest and dividend income	(448)	(212)	(694)	(444)
Loss on subsidiary's issuance of stock	14	25	14	25

	(125)	(89)	(77)	273

Income before income taxes and minority interest	7,122	6,981	16,087	16,751

Income taxes	2,819	2,489	5,975	5,953

Income before minority interest	4,303	4,492	10,112	10,798

Minority interest in net income of consolidated subsidiary	1,089	1,091	2,494	2,618

Net income	$ 3,214	$ 3,401	$ 7,618	$ 8,180

Net income per share:
Basic	$0.16	$0.18	$0.38	$0.43
Diluted	$0.16	$0.17	$0.37	$0.40

Weighted average number of shares outstanding:
Basic	20,179	19,171	19,940	19,170
Diluted	20,478	20,578	20,449	20,596

Inter Parfums, Inc. CONSOLIDATED BALANCE SHEETS (In thousands except share and per share data)

ASSETS
	June 30, 2005	December 31, 2004
	(Unaudited)
Current assets:
Cash and cash equivalents	$ 25,590	$ 23,372
Short-term investments	18,000	17,600
Account receivable, net	76,271	75,382
Inventories	62,949	61,066
Receivables, other	2,459	2,703
Other current assets	4,137	930
Income tax receivable	546	544
Deferred tax assets	3,084	2,605

Total current assets	193,036	184,202

Equipment and leasehold improvements, net	6,195	6,448

Trademarks, licenses and other intangible assets, net	30,036	34,171

Goodwill	4,574	5,143

Other assets	563	521

	$ 234,404	$ 230,485
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Loans payable - banks	$ 5,285	$ 748
Current portion of long-term debt	3,861	4,359
Accounts payable	40,811	30,730
Accrued expenses	17,232	15,385
Income taxes payable	501	2,533
Dividends payable	807	581

Total current liabilities	68,497	54,336

Long-term debt, less current portion	11,582	15,258

Deferred tax liability	2,250	2,839

Put options	917	838

Minority interest	28,856	30,705

Shareholders' equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 20,179,160 and 19,379,917 shares at June 30, 2005 and December 31, 2004, respectively	20	199
Additional paid-in capital	35,184	35,538
Retained earnings	106,776	100,772
Accumulated other comprehensive income	5,631	16,431
Treasury stock, at cost, 6,302,768 and 7,064,511 shares at June 30, 2005 and December 31, 2004	(25,309)	(26,251)

	122,302	126,509

	$ 234,404	$ 230,485